Herman Miller Reports First Quarter Fiscal 2017 Results

•	New orders increase 6%; organic order growth of 2.5%

•	Gross margin improves despite commodity pressures

•	7% increase in diluted earnings per share
Webcast to be held Thursday, September 22, 2016, at 9:30 AM ET

Release	Immediate
Date	September 21, 2016
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its first quarter ended September 3, 2016. The quarter included 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align Herman Miller’s fiscal year with the calendar months.

Net sales in the quarter totaled $598.6 million, an increase of 5.9% from the same quarter last fiscal year. New orders in the first quarter of $595.6 million were 5.7% above the prior year level. On an organic basis, which adjusts for foreign currency translation, dealer divestitures and the impact of an extra week of operations in the quarter, net sales and orders in the first quarter increased 1.5% and 2.5%, respectively, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.60 per share on a diluted basis in the first quarter, reflecting a 7% increase compared to diluted earnings per share of $0.56 in the same quarter last fiscal year.

Brian Walker, Chief Executive Officer, stated “Despite uncertainty in the global macro-economic environment, we were pleased that our ELA, Specialty and Consumer businesses each delivered strong organic order growth for the quarter. While order levels in the North America segment were softer than expected at the beginning of the quarter, they showed significant improvement toward the end of the period, reflecting the project-based nature of the contract industry. As we look ahead, we are encouraged by the level of project opportunities and customer interest we see, and are well-positioned with a strong new product pipeline and highly trained sales force to win business. With a focus on expanding our entire business to new channels and markets over the past several years, we have built a differentiated multi-channel capability that, combined with our design and innovation leadership, uniquely positions us for growth by serving an expanded range of customer audiences around the globe.”

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First Quarter Fiscal 2017 Financial Results

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)
	Three Months Ended
	9/3/2016	8/29/2015	% Chg.
	(14 weeks)	(13 weeks)
Net Sales	$598.6	$565.4	5.9%
Gross Margin %	38.4%	38.3%	N/A
Operating Expenses	$173.6	$161.7	7.4%
Operating Earnings %	9.4%	9.7%	N/A
EBITDA*	$70.9	$68.3	3.8%
Net Earnings Attributable to Herman Miller, Inc.	$36.3	$33.5	8.4%
Earnings Per Share – Diluted	$0.60	$0.56	7.1%
Orders	$595.6	$563.3	5.7%
Backlog	$320.5	$320.1	0.1%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Jeff Stutz, Chief Financial Officer, noted, "While sales this quarter were slightly lower than we anticipated, we delivered earnings within the range we expected through operating efficiencies from lean initiatives and strategic sourcing, along with well-managed expenses. Our results demonstrate the balanced nature of our business model, with continued strength in order entry within our ELA and Specialty segments helping to offset a relatively slow start to the period in North America. We were also very pleased to see further improvement in our Consumer business segment, which posted year-over-year growth in sales and orders. This marks an encouraging sign that the actions we have taken to improve the performance of that business in recent months are gaining traction.”

Consolidated gross margin in the first quarter of fiscal 2017 totaled 38.4%, representing a 10 basis point improvement over the level reported in the same quarter of last fiscal year, despite pressure from commodity costs.
Operating expenses in the first quarter were $173.6 million compared to $161.7 million in the same quarter a year ago. This represented a year-over-year increase of $11.9 million, the majority of which related to the impact of an extra week of operations in the quarter, as well as spending on new product launch and marketing initiatives, and pre-opening costs related to new Design Within Reach studios.
Herman Miller’s effective income tax rate in the first quarter was 32.0% compared to 33.6% in the same quarter last fiscal year.

The company ended the first quarter with total cash and cash equivalents of $65.1 million. Cash flow generated from operations in the first quarter was $30.2 million compared to $33.3 million in the same quarter last fiscal year.

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Segment Sales and Orders Results

The following tables summarize reported and organic segment sales and orders for the first quarter of fiscal 2017:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	9/3/16					8/29/15
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$365.1	$97.3	$60.8	$75.4	$598.6	$338.1	$102.5	$57.8	$67.0	$565.4
% change from PY	8.0%	(5.1)%	5.2%	12.5%	5.9%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	—	(8.8)	—	—	(8.8)
Currency Translation Effects (1)	0.3	3.2	—	0.1	3.6	—	—	—	—	—
Impact of Extra Week in FY17	(22.7)	(6.3)	(3.3)	(4.7)	(37.0)	—	—	—	—	—
Net Sales, proforma	$342.7	$94.2	$57.5	$70.8	$565.2	$338.1	$93.7	$57.8	$67.0	$556.6
% change from PY	1.4%	0.5%	(0.5)%	5.7%	1.5%

(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	9/3/16					8/29/15
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	347.7	$109.8	$67.0	$71.1	$595.6	$331.9	$108.2	$58.4	$64.8	$563.3
% change from PY	4.8%	1.5%	14.7%	9.7%	5.7%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	—	(15.9)	—	—	$(15.9)
Currency Translation Effects (1)	0.4	2.0	—	—	2.4	—	—	—	—	—
Impact of Extra Week in FY17	(21.0)	(8.1)	(3.8)	(4.0)	(36.9)	—	—	—	—	—
Orders, proforma	$327.1	$103.7	$63.2	$67.1	$561.1	$331.9	$92.3	$58.4	$64.8	$547.4
% change from PY	(1.4)%	12.4%	8.2%	3.5%	2.5%

(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

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* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Second Quarter Fiscal 2017 Guidance

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2017 to be in the range of $580 million to $600 million. On an organic basis, adjusted for the impact of a dealer divestiture, this forecast implies sales growth of approximately 2.5% over the second quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range between $0.52 and $0.56 per share.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the first quarter of fiscal 2017 on Thursday, September 22, 2016, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has been included in the Dow Jones Sustainability World Index for the past 12 years, and has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index for the past nine years. In fiscal 2016, the company generated $2.26 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended September 3, 2016, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	September 3, 2016		August 29, 2015
Net Sales	$598.6	100.0%	$565.4	100.0%
Cost of Sales	368.6	61.6%	348.6	61.7%
Gross Margin	230.0	38.4%	216.8	38.3%
Operating Expenses	173.6	29.0%	161.7	28.6%
Operating Earnings	56.4	9.4%	55.1	9.7%
Other Expenses, net	3.2	0.5%	4.4	0.8%
Earnings Before Income Taxes and Equity Income	53.2	8.9%	50.7	9.0%
Income Tax Expense	17.0	2.8%	17.0	3.0%
Equity Income, net of tax	0.3	0.1%	0.1	—%
Net Earnings	36.5	6.1%	33.8	6.0%
Net Earnings Attributable to Noncontrolling Interests	0.2	—%	0.3	0.1%
Net Earnings Attributable to Herman Miller, Inc.	$36.3	6.1%	$33.5	5.9%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.61		$0.56
Weighted Average Basic Common Shares	59,930,772		59,733,924
Earnings Per Share – Diluted	$0.60		$0.56
Weighted Average Diluted Common Shares	60,537,156		60,231,065

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	September 3, 2016	August 29, 2015
Net Earnings	$36.5	$33.8
Cash Flows provided by Operating Activities	30.2	33.3
Cash Flows used for Investing Activities	(51.4)	(13.1)
Cash Flows provided by (used for) Financing Activities	0.8	(31.1)
Effect of Exchange Rates	0.6	(0.8)
Change in Cash	(19.8)	(11.7)
Cash, Beginning of Period	84.9	63.7
Cash, End of Period	$65.1	$52.0

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	September 3, 2016	May 28, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$65.1	$84.9
Marketable Securities	7.7	7.5
Accounts and Notes Receivable, net	183.6	211.0
Inventories, net	146.2	128.2
Prepaid Expenses and Other	48.3	48.9
Total Current Assets	450.9	480.5
Net Property and Equipment	288.2	280.1
Other Assets	500.0	474.6
Total Assets	$1,239.1	$1,235.2

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	159.0	165.6
Accrued Liabilities	197.2	224.4
Total Current Liabilities	356.2	390.0
Long-term Debt	233.9	221.9
Other Liabilities	74.2	71.6
Total Liabilities	664.3	683.5
Redeemable Noncontrolling Interests	25.7	27.0
Herman Miller, Inc. Stockholders' Equity	548.8	524.4
Noncontrolling Interests	0.3	0.3
Total Stockholders' Equity	549.1	524.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,239.1	$1,235.2

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